See The R[illegible]e Hereof

NUMBER

PA-000

SHARES

XXX



Organized under the laws of the State of Delaware

HOMEOWNERS OF AMERICA HOLDING CORPORATION

Series A Preferred Stock - Par Value $0.0001

This Certifies that **Specimen** ______________________ *is the registered holder of* ____ xxxxxx ____ *Shares*
Series A Preferred Stock, par value $0.0001 per share, of Homeowners of America Holding Corporation

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed

this __________ *day of* __________ *A. D.* __________

Spencer Tucker, President

Spencer Tucker, Secretary